SCHEDULE 14A

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934
                                (Amendment No. )

[X]  Filed by Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                                  CIMNET, INC.
                (Name of Registrant As Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

                  N/A
     ---------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

                  N/A
     ---------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                  N/A
     ---------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

                  N/A
     ---------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

           1)     Amount Previously Paid:
                           N/A
                  --------------------------------------------------------------

           2)     Form, Schedule or Registration Statement No.:
                           N/A
                  --------------------------------------------------------------

           3)     Filing Party:
                           N/A
                  --------------------------------------------------------------

           4)     Date Filed:
                           N/A
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

                                  CIMNET, INC.
                              946 WEST PENN AVENUE
                               ROBESONIA, PA 19551

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2006

--------------------------------------------------------------------------------

To the Stockholders of Cimnet, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company, will be held on May 23, 2006, at the Sheraton Reading Hotel located at Route 422W and Paper Mill Road, Reading, Pennsylvania 19610 at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below.

         1. To elect six (6) directors to the Board of Directors of the Company for a one (1) year term;

         2. To ratify the appointment of Beard Miller Company LLP as independent public accountants for the Company for fiscal year 2005; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on April 26, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ JOHN D. RICHARDSON
                                       -----------------------------------------
May 2, 2006                            John D. Richardson
                                       President, Chief Executive Officer and
                                       Chairman of the Board


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, NEW YORK , NEW YORK 10004.

                                  CIMNET, INC.
                              946 West Penn Avenue
                               Robesonia, PA 19551

                                 PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of common stock of Cimnet, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the board of directors of the Company (the "Board of Directors") for use at the 2006 annual meeting of stockholders of the Company to be held at the Sheraton Reading Hotel located at Route 422W and Paper Mill Road, Reading, Pennsylvania 19610 on May 23, 2006 at 10:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

         The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect six (6) directors to the Board of Directors of the Company for a one (1) year term, (ii) to ratify the selection of Beard Miller Company LLP as independent public accountants for the Company for fiscal year 2006, and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company's Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of (i) common stock, $.0001 par value (the "Common Stock"), and (ii) Series A Convertible Preferred Stock, par value $.0001 ("Series A Preferred Stock") of the Company at the close of business on April 26, 2006 (the "Record Date"), will be entitled to vote at the Annual Meeting.

         The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is May 2, 2006. The Company's Annual Report for the fiscal year ended December 31, 2005, including audited financial statements, is being sent to stockholders together with this Proxy Statement and is incorporated herein by reference.

         The principal executive offices of the Company are located at 946 West Penn Avenue, Robesonia, PA 19551 and its telephone number is (610) 693-3114.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

         As of the Record Date, there were outstanding (i) 7,293,859 shares of Common Stock held by approximately 70 holders of record and 217 beneficial owners, and (ii) 746,965 shares of Series A Preferred Stock held by one owner. Only holders of shares of Common Stock and Series A Preferred Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock and Series A Preferred Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained.

         Each nominee to be elected as a director named in Proposal 1 must receive a plurality of the votes cast by holders of Common Stock present in person or represented by proxy with respect to such proposal. The ratification of the appointment of Beard Miller Company LLP as the Company's independent auditors for the fiscal year ending December 31, 2006 described in Proposal 2 must be approved by the affirmative vote of the holders of a majority of the total votes cast on such proposal in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at the meeting. An abstention from a vote with respect to Proposal 1 will have no effect. An abstention from a vote with respect to Proposal 2 will have the same practical effect as a vote against such proposal. Broker "non-votes" are not deemed to be "votes cast." As a result, broker "non-votes" are not included in the tabulation of the voting result on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations and as such will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for a matter by reducing the total number of shares from which a majority is calculated. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1 and 2. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters.

         The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

         Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.

         ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

         None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder's shares.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Under the By-Laws of the Company (the "By-Laws"), the Board of Directors of the Company is required to be comprised of a minimum of one (1) director, subject to which limitation the number of directors may be fixed from time to time by action of the stockholders or of the directors, with all directors elected by the stockholders each year at the annual stockholders meeting. The Company's board presently consists of six (6) directors whose terms expire at the Annual Meeting. Officers are elected annually by and serve at the discretion of the Board of Directors.

         The Board has nominated six (6) candidates to serve as directors. The names and biographical summaries of the six (6) persons who have been nominated by the Board of Directors to stand for election at the Annual Meeting have been provided below for your information. The Board of Directors has proposed that these persons be elected at the Annual Meeting to serve until the next annual meeting of stockholders. The proxies will be voted for the election of the six
(6) nominees listed below as directors of the Company unless otherwise specified on the form provided. A plurality of the shares of voting stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed proxy. Abstentions shall be counted separately and shall be used for purposes of calculating quorum.

Biographical Summaries of Nominees for the Board of Directors

         John D. Richardson, Age 47. Mr. Richardson has been the Chairman of the Board, Chief Executive Officer and Chief Accounting Officer of our Company since March 2, 1999 and our predecessor corporation, J.N.L. Industries, Inc., since its inception. Mr. Richardson was a computer programmer at Rockwell International Corporation from 1980 to 1982, where he programmed machine tools for the manufacture of printing presses. In 1982, he joined the cutting tool division of Sandvik Corporation during which time he served as a regional sales manager for the company's Pennsylvania territory. In 1984, he left Sandvik to form J.N.L. Industries and has served as its Chief Executive Officer and Chairman of the Board since that time.

         David Birk, Age 65. Mr. Birk has been a director of our Company since January 1998. Mr. Birk is the sole stockholder and President of ManSoft, a software distribution company in the southwestern United States. ManSoft is a regional distributor of Cimnet's products. From 1986 through 1994, Mr. Birk was a Regional Sales Manager of Intercim (and its predecessors), a software developer of manufacturing execution systems.

         J. Jeffrey Fox, Age 50. Mr. Fox has been a director of our Company and Chairman of Audit Committee of the Board of Directors since May 2004. Since February 1999, Mr. Fox has been the Senior Vice President of Finance and Chief Financial Officer of OAO Technology Solutions, Inc., an information technology, outsourcing and application software development business. From June 1997 to April 1999, Mr. Fox served as the Executive Vice President of Strategic Operations and Chief Financial Officer of Gateway Healthcare, Inc., a leveraged roll up of home healthcare providers. Mr. Fox is a Certified Public Accountant and a Chartered Financial Analyst.

         Karl D. Gerhart, Age 53. Mr. Gerhart has been a director of our Company since May 2002. Since January 2001, Mr. Gerhart has served as a financial consultant. From April 2000 to January 2001, Mr. Gerhart served as the interim President of Bernville Bank, a subsidiary of Community Independent Bank, and as a member of the Community Independent Bank Board of Directors from November 1999 to January 2001. Previously, Mr. Gerhart was the Chief Financial Officer and Treasurer of Sovereign Bancorp from February 1990 to May 1998. Mr. Gerhart is a member of the Berks County Advisory Board for National Penn Bank and a member of the Board of Directors of the Penn First Financial Services.

         William Nyman, Age 42. Mr. Nyman has been a director of our Company since October 1999 and has been the Company's Vice President of Integration Services since 1997. Previously, Mr. Nyman served as the Company's Manager of Technical Services since 1990.

         Sundaresh Ramayya, Age 43. Mr. Ramayya has been a director of the Company since May 2004. Mr. Ramayya has been President, Chief Executive Officer and Co-Founder of EntComm, Inc., an enterprise commerce and communication company since 2001. In 1992, Mr. Ramayya founded CIM Vision International, a manufacturing execution and warehouse management software company, which was sold in 1999.

Recommendation of the Board of Directors

         The Board of Directors unanimously recommends a vote FOR the election of Messrs. Richardson, Birk, Fox, Gerhart, Nyman and Ramayya. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

Director Compensation

         Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or any of its committees. During 2005, the Company did not issue any options or other remuneration to its directors. However, in January 2006, each of Messrs. Birk, Fox, Gerhart and

Ramayya each received options to purchase 12,500 shares of the Company's common stock at an exercise price of $.60 per share (the fair market value of our shares of common stock on the date of grant). In addition, non-employee directors are reimbursed by the Company for all expenses related to attending meetings.

Meetings and Committees of the Board of Directors

         The Board of Directors met five (5) times during the fiscal year ended December 31, 2005. The Board of Directors has determined that Messrs. Fox, Gerhart and Ramayya are independent directors (as independence is defined in the rules of the Nasdaq Stock Market). In assessing the independence of directors, the Board of Directors determines whether or not a director has any material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors consider all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board has two standing committees: the Compensation Committee and the Audit Committee.

Director Nominations

         The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors has determined that it was appropriate not to have a nominating committee because of the relatively small size of the Board of Directors. The entire Board of Directors, upon the recommendation of its independent directors (as independence is defined in the rules of The Nasdaq Stock Market), selects the nominees for election to the Board.

Criteria for Nomination to the Board.

         In evaluating director candidates, regardless of the source of the nomination, the Board of Directors will consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Board of Directors has not established specific minimum qualifications in this connection. No formal policy has been established for the consideration of candidates recommended by shareholders, given the historically small number of shareholder recommendations received in the past. The Board of Directors does not believe the lack of such a policy would materially affect its willingness to consider a suitable candidate recommended by shareholders.

Process for Identifying and Evaluating Nominees.

         The independent directors initiates the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from all members of the Board of Directors and, if appropriate, a third-party search firm. The independent directors evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates' references. Qualified nominees that are new to the Board will be interviewed by our independent directors. Candidates recommended by the independent directors are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Compensation Committee

         The Compensation Committee of the Board of Directors consists of two non-employee directors: Messrs. Birk and Gerhart. The Compensation Committee will make recommendations regarding salaries, bonuses and other incentive compensation for our executive officers as well as issue a report regarding our executive compensation. None of the members of the Compensation Committee has been or is an officer or employee of Cimnet. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee. No member of our board of directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. Mr. Birk, however, is the sole stockholder of ManSoft, a software distribution company that distributes software products, including Cimnet's software products.

Audit Committee

         The Audit Committee of the Board of Directors currently consists of Messrs. Fox, Gerhart and Ramayya, each of which is considered "independent" under the rules of the National Association of Securities Dealers, Inc. The Board has determined that Mr. Fox qualifies as an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission and that he is independent of management, as such term is defined in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

         The Audit Committee met four (4) times during 2005 and will meet not less than four (4) times during the fiscal year ending December 31, 2006. The Audit Committee will be primarily responsible for reviewing the services performed by the Company's independent public accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions.

         The audit functions of the Audit Committee is focused on three areas:

         o the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements.

         o the hiring, replacing, independence and performance of the Company's independent public accountants.

         o the evaluation of the quality of the Company's accounting principals and financial reporting as well as the Company's compliance with legal and regulatory requirements.

         The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company's independent public accountants and with appropriate Company financial personnel. Meetings are held with the independent public accountants who have unrestricted access to the Audit Committee. The Audit Committee appoints the independent public accountants and will review periodically their performance and independence from management. In addition, the Audit Committee reviews the Company's financing plans and report recommendations to the full Board of Directors to approve and to authorize action.

         Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and will discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

         The Audit Committee reviews the Company's audited financial statements and meets with both management and the Company's independent public accountants, to discuss such audited financial statements. Management represents to the Audit Committee that the financial statements are prepared in accordance with generally accepted accounting principles. The Audit Committee receives from and discusses with the Company's independent accountants the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. The Audit Committee also discusses with the Company's independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

Members of the Audit Committee

         J. Jeffrey Fox
         Karl D. Gerhart
         Sundaresh Ramayya

Audit and Other Professional Fees

         During the fiscal year ended December 31, 2005, fees for services provided by Beard Miller Company LLP were as follows:

Audit Fees

         The aggregate fees billed to the Company by Beard Miller Company LLP for the audit of our annual financial statements for the year ended December 31, 2005 and for the review of our quarterly reports on Form 10-QSB for the same year totaled $44,065.

Audit Related Fees

         The were no fees paid to Beard Miller Company LLP for services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence, or assistance or consultation on financial accounting and reporting standards during the year ended December 31, 2005.

Financial Information Systems Design and Implementation Fees

         There were no fees paid to Beard Miller Company LLP for financial information systems design or implementation during the year ended December 31, 2005.

Tax Fees

         The aggregate fees billed to the Company by Beard Miller Company LLP for services rendered in connection with tax audits and appeals, advise on mergers and acquisition and technical assistance during the year ended December 31, 2005 totaled $16,425.

All Other Fees

         There were no other fees that The Company paid Beard Miller Company LLP for professional fees related to other services during fiscal year ended December 31, 2005.

Code of Ethics

         We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and controller) and directors. The Code of Business Conduct and Ethics can be obtained free of charge by sending a request to our Controller at our principal executive offices. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our principal executive officer, principal financial officer, controller or persons performing similar functions will be disclosed in a periodic filing with the Securities and Exchange Commission.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

                        DIRECTORS AND EXECUTIVE OFFICERS

         Certain information concerning the directors and executive officers of the Company is set forth below:

     Name                            Age         Position(s) with Cimnet
     ----                            ---         -----------------------

John D. Richardson                   47          Chairman of the Board, Chief
                                                 Executive Officer and Chief
                                                 Accounting Officer

Tony Crouch                          45          Chief Technology Officer

William Nyman                        42          Director and Vice President of
                                                 Integration Services

Jason Dietrich                       31          Vice President-Sales

Keith Frantz                         49          Vice President-Development

David Birk                           65          Director

J. Jeffrey Fox                       50          Director

Karl Gerhart                         53          Director

Sundaresh Ramayya                    43          Director


         See "Biographical Summaries of Nominees for the Board of Directors" for biographical summaries of Messrs. Richardson, Nyman, Birk, Fox, Gerhart and Ramayya.

         Tony Crouch. Mr. Crouch has been the Company's Chief Technology Officer since June 2001 and was the Company's Director of MES Software Development from April 2000 until June 2001. From 1991 until April 2000, Mr. Crouch was the Technical Director and Software Development Manager of Realtime Information Systems Pty Ltd.

         Jason Dietrich. Mr. Dietrich has been the Company's Vice President of Sales since March 1, 2002. From December 1999 to February 28, 2002, Mr. Dietrich served as the Company's National Account Manager of MES. Previously, Mr. Dietrich served as Senior Analyst for the Manufacturing Division of Merck & Co. from May 1996 to December 1999. Mr. Dietrich is the son-in-law of John D. Richardson, the Company's Chairman of the Board, President and Chief Executive Officer.

         Keith Frantz. Mr. Frantz joined the Company in 1989 and has served as its Vice President of Development since 1992. Previously he was a senior engineer at Laser Communications, Inc.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth for each of the last three fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 the remuneration paid by the Company to its Chief Executive Officer and all other executive officers who received in excess of $100,000 in annual salary and bonus from such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                                              ----------------------    ------------------------
  NAME AND PRINCIPAL               FISCAL                               OTHER ANNUAL
      POSITION                      YEAR      SALARY($)     BONUS($)    COMPENSATION     OPTIONS
-----------------------             ----      --------      --------    ------------     -------
John D. Richardson, CEO             2005      $100,000      $ 2,664          --            --
                                    2004      $100,000         --            --            --
                                    2003      $200,000      $ 3,387        $8,952(1)       --

Tony Crouch
Chief Technology Officer            2005      $106,937         --                          --
                                    2004      $  9,552         --            --            --
                                    2003      $146,342         --            --            --

William Nyman                       2005      $99,438          --                          --
Director and Vice President         2004      $ 95,521         --            --            --
of Integration Services             2003      $116,291         --            --            --

Jason Dietrich, Vice President      2005      $114,501      $56,047                        --
- Sales                             2004      $115,584      $ 2,003          --            --
                                    2003      $116,342      $29,508          --         100,000


--------------------
(1)  Automobile allowance and life insurance premium provided to Mr. Richardson.

         During the year ended December 31, 2005, no options were granted to, nor exercised by, any of the executive officers of the Company. However, in January 2006, the Company issued options to purchase a total of 525,000 shares of the Company's common stock as compensation to certain executive officers, employees and outside directors of the Company. Each of the options are exercisable at $.60 per share (the closing price of the Company's common stock on the date of issuance), vest immediately and are exercisable for a period of 5 years.

         The following officers and directors were granted options: Jason Dietrich, the Company's Vice President- Sales (100,000 options); Tony Crouch, the Company's Chief Technology Officer (100,000 options); and J. Jeffery Fox, Karl D. Gerhart, Sundaresh Ramayya, and David Birk, each of whom is a member of the Company's Board of Directors (12,500 options each). The options were issued under the Company's 2002 Stock Option Plan and pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Report Of The Compensation Committee Of The Board Of Directors

         The Compensation Committee of the Board includes two non-employee directors, one of whom is considered to be independent. The Compensation Committee reviews and makes recommendations to the Board on salaries, bonuses and other benefits payable to our executive officers.

         Compensation Philosophy. Our executive pay programs are designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving long-term strategic goals, to link executive and stockholder interests through equity-based compensation, and to provide a compensation package that recognizes individual contributions and our performance. A meaningful portion of each executive's total compensation is intended to be long-term and to relate to and be contingent upon our performance. Our compensation philosophy is to make cash compensation competitive with other companies of comparable size and stature in order to help motivate and retain executive officers and provide a strong incentive to achieve our specific goals. We believe that the use of stock options as a long-term incentive links the interests of the executive to that of the stockholders and motivates our executives to remain with us to a degree that is critical to our long-term success, while rewarding individuals for our performance, to the extent it is reflected in our stock price.

         Components of Executive Compensation. The two key components of our executive compensation program are base salary and long-term incentives, represented by our stock option program. Stock options are generally granted when an executive joins us and additional options may be granted from time-to-time thereafter. The options granted to each executive generally vest over a three to five-year period, although exceptions may be made when deemed necessary or appropriate. We intend to grant additional options to executive officers and other senior managers from time-to-time based on performance and potential.

         We did not award any performance bonuses or stock options to executive officers in 2005, except for sales commissions of approximately $56,000 paid to Jason Dietrich, our Vice President of Sales.

         Other elements of executive compensation include participation in company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan.

         Chief Executive Officer Compensation. The Compensation Committee used the philosophy described above in setting the annual compensation for the CEO, John D. Richardson. In considering Mr. Richardson's salary, we not only considered this philosophy, but also took into consideration his existing ownership of our common stock, his accomplishments in developing the business strategy for us, and his ability to attract and retain senior management. Given the Company's past focus on cost containment during the recent decline in activity in the manufacturing sector, Mr. Richardson voluntarily agreed to reduce his annual salary in 2004 by $100,000. Mr. Richardson's salary was restored to its previous level ($200,000 per annum) as of February 1, 2006.

         Section 162(m) of the Internal Revenue Code. The Compensation Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, other than compensation that is "performance-based." The Compensation Committee concluded that the Section should not reduce the tax deductions available to Cimnet and that no changes to our compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under this Section.

         Ongoing Review. The Compensation Committee will be evaluating our compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock, or provide other short-term or long-term compensation to executives.

The Compensation Committee of the Board of Directors

         David Birk
         Karl Gerhart

Description of Stock Option Plans

The 2002 Plan

         At the 2002 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Company's 2002 Stock Plan (the "2002 Plan"). At the 2003 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the 2002 Plan to increase the authorized number of shares subject to the 2002 Plan to 1,300,000. In May 2004, the Company's stockholders approved an amendment of the 2002 Plan to increase the authorized number of shares subject to the 2002 Plan to 1,600,000.

         The Company intends to continue awarding options in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company and its affiliates. The following is a summary of the principal features of the 2002 Plan. The summary is qualified in its entirety by reference to the complete text of the 2002 Plan.

         As of the Record Date, there were 717,500 options issued to employees under the 2002 Plan at exercise prices ranging from $.33 per share to $1.30 per share. Shares issuable under the 2002 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

Administration Of The 2002 Stock Plan.

         Our board of directors or, with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine the terms of the options and stock purchase rights granted, not inconsistent with the terms of the 2002 Stock Plan, including the exercise price (which may be reduced by the administrator after the date of grant), the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

Options.

         The administrator will determine the exercise price of options granted under the 2002 Stock Plan, but with respect to all incentive stock options and nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least equal the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

Transferability Of Options And Stock Purchase Rights.

         Unless otherwise determined by the administrator, our 2002 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

Adjustments Upon Change In Control.

         Our 2002 Stock Plan provides that in the event of a change in control, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable.

Amendment And Termination Of The 2002 Stock Plan.

         Our 2002 Stock Plan will automatically terminate in February 2012, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2002 Stock Plan provided it does not impair the rights of any optionee.

1999 Stock Plan

         As of April 15, 1999, the Board of Directors of the Company adopted the 1999 Stock Plan (the "1999 Plan") which was approved by the stockholders of the Company at a meeting of stockholders held on June 8, 1999. In May 2001, the Company amended the 1999 Plan by increasing the number of shares covered by the 1999 Plan from 1,000,000 shares to 1,300,000 shares. The purpose of the 1999 Plan provides a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock, in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company. The 1999 Plan provides even greater flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of federal tax laws. As of the Record Date, there were 870,000 options issued to employees and consultants under the 1999 Plan at exercise prices ranging from $.05 to $2.00 per share.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

         The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent (5%) or more of the outstanding shares; (ii) the Company's officers and directors; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. See "Compensation of Executive Officers."


                                     Amount and Nature
                                       of Beneficial                     Amount and nature
                                     Ownership of Series   Percentage       of Beneficial         Percentage
  Name and Address                      A Preferred          (%) of         Ownership of            (%) of
of Beneficial Owner(1)                    Stock(2)            Class        Common stock(2)          Class(3)
----------------------                -----------------    ----------   -------------------       ----------
John D. Richardson(4)                        --                 *            3,460,000(5)            46.2%

David Birk(6)                                --                 *               32,500(7)               *

William Nyman(8)                             --                 *              451,200(9)             5.8%

Keith Frantz(10)                             --                 *               52,800(11)              *

Jason Dietrich(12)                           --                 *              300,000(13)            4.0%

Anthony Crouch(14)                           --                 *              625,312(15)            8.3%

J. Jeffrey Fox (16)                          --                 *               75,000(17)              *

Karl Gerhart(18)                             --                 *              263,500(19)            3.5%

Sundaresh Ramayya (20)                       --                 *               25,000(21)            1.0%

General Electric Company
2200 Wildwood Parkway
Atlanta, Georgia  30339                   746,965              100%            846,965(22)             14%

All executives officers and
directors as a Group (9 persons)
(11)(13)(15)(17)(19)(21)                     --                 *            5,285,312(5)(7)(9)      60.8%

----------------------

* represents less than 1% of the total number of shares of the Company's Common Stock outstanding

1. Unless noted otherwise, the address for such person is c/o Cimnet, Inc., 946 West Penn Avenue, Robesonia, PA 19551.
2. Unless noted otherwise, all shares indicated as beneficially owned are held of record by and the right to vote and transfer such shares lies with the person indicated. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days.
3. Calculated based upon 7,293,859 shares of common stock outstanding as of the Record Date.
4. Mr. Richardson is the founder, Chairman of the Board, Chief Executive Officer of the Company.
5. Includes (i) 200,000 shares of common stock, and (ii) 200,000 shares of the Company's common stock issuable upon the exercise of warrants, held by Mr. Richardson's wife. Mr. Richardson disclaims beneficial ownership of these securities.
6.   Mr. Birk is a director of the Company.
7. Includes 27,500 shares of the Company's common stock issuable upon the exercise of stock options.
8. Mr. Nyman is a director and the Vice President of Integration Services of the Company.
9. Includes 440,000 shares of the Company's common stock issuable upon the exercise of stock options.
10.  Mr. Frantz is the Vice President-Development of the Company.
11. Includes 30,000 shares of the Company's common stock issuable upon the exercise of stock options.
12.  Mr. Dietrich is the Vice President-Sales of the Company.
13. Includes 300,000 shares of the Company's common stock issuable upon the exercise of stock options.
14.  Mr. Crouch is the Chief Technology Officer of the Company.
15. Includes 200,000 shares of the Company's common stock issuable upon the exercise of stock options.
16.  Mr. Fox is a director of the Company.
17. Includes (i) 25,000 shares of the Company's common stock issuable upon the exercise of stock options and (ii) 20,000 shares of the Company's common stock issuable upon the exercise of warrants.

18.  Mr. Gerhart is a director of the Company.
19. Includes (i) 37,500 shares of the Company's common stock issuable upon the exercise of stock options and (ii) 100,000 shares of the Company's common stock issuable upon the exercise of warrants.
20.  Mr. Ramayya is a director of the Company.
21. Includes 25,000 shares of the Company's common stock issuable upon the exercise of stock options.
22. Includes 746,965 shares of common stock issuable upon conversion of 746,965 shares of Series A Preferred Stock owned thereby.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, to the best of our knowledge there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which Cimnet was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by Cimnet to own of record or beneficially more than 5% of any class of Cimnet's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

         Our principal executive offices is a 7,500 square foot building in Robesonia, Pennsylvania. The building is owned by John D. Richardson, our founder, Chief Executive Officer and Chairman of the Board, and leased on a month to month basis by the Company. The monthly rent paid by the Company to Mr. Richardson is $10,000 which we consider to be no greater than market rate for comparable space. We believe our current facility will not be adequate to meet our future business requirements, and we are currently negotiating for suitable space.

         David Birk, a director of the Company, owns ManSoft, Inc., a distributor of software products. ManSoft distributes certain of the Company's products. During the years ended December 31, 2003, 2004 and 2005. ManSoft paid to the Company $80,769, $80,709 and $71,268 for its software, services and hardware products. The Company believes that the prices charged to ManSoft were comparable to the prices charged to unaffiliated third party distributors of the Company's products.

         In December 2004, the Company borrowed $130,000 from an officer/director and issued to him a demand note. The secured demand note is payable upon demand from the officer/director and bears interest at the prime rate plus 1%. Monthly interest payments are made based on the prime rate for the period. In April 2005 and 2006, the Company repaid $20,000 and $23,000, respectively, of the outstanding principal amount of this loan reducing the outstanding balance to $87,000 as of April 11, 2006. This note is subordinated to the Company's line of credit with its bank lender. The Company anticipates repaying the Note in full in 2006.

         In July 2004, the Company sold units ("Units") in a private placement transaction to a limited number of investors. Each Unit consisted of 100,000 shares of Common Stock and 100,000 Class A Common Stock Purchase Warrants (the "Class A Warrants"), and sold for a purchase price of $50,000 per unit. The Company paid no commissions or other fees and received proceeds of $360,000 from the offering. The Class A Warrants are exercisable for a period of five (5) years at an exercise price of $1.00 per share. The investors in the Units have piggyback registration rights which included certain officers and directors:
Lynn Richardson, the wife of John Richardson, the Chief Executive Officer of the Company (2 Units); Karl Gerhart, a director of the Company (1 Unit); and J. Jeffrey Fox, a director of the Company (1/5 Unit).

         In July 2004, the Company entered into a Revolving Credit Agreement with Sundaresh Ramayya, a director of the Company, pursuant to which Mr. Ramayya agreed to lend to the Company up to $2 million, but not more than $150,000 under any borrowing request submitted by the Company. The Company agreed to pay interest on any outstanding amount at a rate of 4% per annum, payable quarterly, and the outstanding principal amount was to be due and payable on the maturity date which was on the second anniversary of the Agreement (unless accelerated upon an event of default). However, Mr. Ramayya had the right to terminate the Revolving Credit Agreement upon 15 days prior written notice to the Company at which time the obligation of Mr. Ramayya to lend to the Company would terminate. As of August 10, 2005, the Company and Mr. Ramayya terminated the Revolving Credit Agreement. At that time there was no outstanding balance thereunder. There were no fees or expenses paid by the Company in connection with the execution or termination of the Revolving Credit Agreement


                                  PROPOSAL TWO

          RATIFICATION OF THE SELECTION OF BEARD MILLER COMPANY LLP AS
                 INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

         The Board of Directors concluded that the continued engagement of Beard Miller Company LLP as the Company's independent public accountants for the 2006 fiscal year was in the best interests of the Company. The affirmative vote of the holders of a majority of the total votes cast on this proposal is needed to ratify the selection of the firm of Beard Miller Company LLP as independent public accountants for the Company. The Company has been advised that a representative of Beard Miller Company LLP will be present at the meeting.

Recommendation of the Board of Directors

         The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Beard Miller Company LLP as independent public accountants for the Company. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the ratification of the selection of Beard Miller Company LLP as independent public accountants for the Company for fiscal year 2006.

STOCKHOLDER PROPOSALS AND SUBMISSIONS FOR THE COMPANY'S 2006 ANNUAL MEETING

         If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the 2007 Annual Meeting of Stockholders, that proposal must be presented to the Company's Secretary prior to December 1, 2006. Shareholder communications to the Board of Directors, including any such communications relating to director nominees, may also be addressed to our Secretary at our address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. Our Secretary will forward the substance of meaningful shareholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.


                                       CIMNET, INC.

May 2, 2006                            By: /s/ JOHN D. RICHARDSON
                                           ------------------------------------
                                           John D. Richardson, President, Chief
                                           Executive Officer and Chairman of the
                                           Board

CIMNET, INC.                                                               PROXY
                                  CIMNET, INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING EITHER THE PROXY (THE "PROXY") [FOR] OR [AGAINST] BOX NEXT TO EACH OF THE THREE (3) PROPOSALS

         The undersigned hereby appoint(s) Mr. John Richardson with the power of substitution and resubstitution to vote any and all shares of capital stock of CIMNET, INC., (the "Company") which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on May 23, 2006, at 10:00 A.M. local time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

1.   ELECTION OF DIRECTORS
     ---------------------

            VOTE

[ ]         FOR ALL nominees list below EXCEPT as marked to the contrary below

[ ] WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

            John Richardson, David Birk, J. Jeffrey Fox, Karl Gerhart, William Nyman, and Sundaresh Ramayya.

2.   RATIFICATION OF THE APPOINTMENT OF BEARD MILLER COMPANY LLP, AS INDEPENDENT
     ---------------------------------------------------------------------------
     ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 2006.
     ------------------------------------------------

[ ]         FOR the ratification of the appointment of Beard Miller Company LLP

[ ]         AGAINST

[ ]         ABSTAIN

            THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE SIX (6) NOMINEES NAMED IN ITEM 1, AND THE RATIFICATION OF THE APPOINTMENT OF BEARD MILLER LLP. AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 2006 IN ITEM 2.

         In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

         Please mark, sign date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CIMNET, INC.


                                       Dated:___________________________________

                                       _________________________________________
                                       Signature

                                       _________________________________________
                                       Signature if jointly owned:

                                       _________________________________________
                                       Print name:

Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE